Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113863

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 8 DATED FEBRUARY 15, 2008

TO THE PROSPECTUS DATED APRIL 6, 2007

This prospectus supplement No. 8 (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Paladin Realty Income Properties, Inc. dated April 6, 2007 (the “Prospectus”), Supplement No. 1 to the Prospectus dated June 5, 2007, Supplement No. 2 to the Prospectus dated July 27, 2007, Supplement No. 3 to the Prospectus dated August 27, 2007, Supplement No. 4 to the Prospectus dated October 12, 2007, Supplement No. 5 to the Prospectus dated November 20, 2007, Supplement No. 6 to the Prospectus dated November 30, 2007 and Supplement No. 7 to the Prospectus dated January 24, 2008. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus. The purpose of this Supplement is to disclose:

•	the status of our initial public offering; and

•	the extension of our initial public offering pursuant to Rule 415 of the General Rules and Regulations under the Securities Act of 1933, as amended.

STATUS OF OUR INITIAL PUBLIC OFFERING

As of February 14, 2008, we had received and accepted subscriptions in our initial public offering for 2,764,690 shares of common stock, or approximately $27,441,244 in gross proceeds, including shares issued under our dividend reinvestment plan.

EXTENSION OF OUR INITIAL PUBLIC OFFERING PURSUANT TO RULE 415

In the Prospectus, we previously disclosed that our initial public offering would expire on or before February 23, 2008, which is the three-year anniversary of the commencement of that offering. However, we have determined to extend our initial public offering beyond February 23, 2008, as permitted pursuant to the Securities and Exchange Commission’s Rule 415, as promulgated under the Securities Act of 1933, as amended.

Specifically, we are extending the term of our initial public offering until the earlier to occur of:

•	the date upon which our new registration statement on Form S-11, originally filed on October 23, 2007, and subsequently amended, becomes effective; or

•	August 21, 2008, which is the date that is 180 days after February 23, 2008.